Exhibit 99.1

Armstrong World Industries Considers Special Cash Dividend

LANCASTER, Pa., March 12, 2012 – Armstrong World Industries, Inc. (NYSE: AWI) today announced that its Board of Directors is considering the payment to shareholders of a special cash dividend of approximately $500 million in the aggregate.

“This approach is a proactive way to efficiently allocate the Company’s capital and return value to shareholders at time when conditions in the capital markets are favorable,” said Matt Espe, President and CEO.

The special cash dividend of approximately $8.55 per share to Armstrong’s common shareholders would be funded in part by surplus cash on the Company’s balance sheet, and in part by an additional $250 million of debt that the Company is looking to raise in the term loan B market via an expansion of its existing senior credit facility, market conditions permitting. This would increase the amount of the senior credit facility from $1.05 billion to $1.3 billion.

The declaration of a special cash dividend is conditioned on the Company’s ability to receive consent from current lenders permitting the payment, and obtaining the requisite debt financing on satisfactory terms and conditions. The Company currently expects that any special cash dividend would be declared and paid before May 1, 2012.

In considering the proposed special dividend, the Board of Directors is evaluating a number of factors, including the current state of the capital markets, the Company’s current leverage and the likely effects of increased leverage on the Company’s ability to pursue its strategic initiatives, and the Company’s ability to generate cash flows to service the Company’s increased debt and to fund operations.

“Given the Company’s cash generation and earnings progress achieved in 2011, we are below our target leverage of 2 to 3 times net debt/EBITDA, and this contemplated action would help to return us to a more efficient capital structure,” said Tom Mangas, Senior Vice President and CFO.

Uncertainties Affecting Forward-Looking Statements

Our disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our recent reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2011, Armstrong’s consolidated net sales totaled approximately $2.9 billion. Based in Lancaster, Pa., Armstrong operates 32 plants in eight countries and has approximately 9,100 employees worldwide. For more information, visit http://www.armstrong.com/. Established in 1860, Armstrong celebrated its 150th anniversary in 2010.

Contacts:

Investors:

Tom Waters

717-396-6354

Media:

Jennifer Johnson

866-321-6677